Exhibit 1.1

BYLAWS

April 2007

INDEX

Name - Registered office – Purpose and duration of the Company	2
Share Capital - Shares - Bonds	2
Board of Directors	5
Board of Auditors	8
Shareholders’ Meeting	10
Fiscal year - Dividends	11
Special Powers	12

Approved by the Shareholders’ Meeting on 16 April 2007, as per notarial deeds n. 2746/1368, dated 9 May 2007 by Mr. Carlo Marchetti, Public Notary in Milan.

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NAME - REGISTERED OFFICE - PURPOSE AND DURATION OF THE COMPANY

Article 1

1.1 - The name of the Company shall be “TELECOM ITALIA S.p.A.”

Article 2

2.1 - The registered office of the Company shall be in Milan.

Article 3

3.1 - The Company’s purpose shall be:

-

the installation and operation, using any technique, method or system, of fixed and mobile equipment and installations, including radio stations, links for maritime wireless communications, and dedicated and/or integrated networks, for the purpose of providing, operating and marketing, without territorial restrictions, communications services, including those resulting from technological progress, and the performance of activities directly or indirectly related thereto, including the design, construction, operation, maintenance, integration and marketing of telecommunications, information technology and electronic products, services, networks and systems and, in general, ICT (Information Communication Technology) solutions for final users;

-

the performance of related and instrumental activities, including publishing, advertising, information technology, online and multimedia activities and, in general, all commercial, financial, property, research, training and consulting activities;

-

the acquisition, provided it is not the Company’s principal activity, of equity interests in other companies and undertakings falling within the scope of the corporate purpose or related, complementary or similar thereto;

-

the control and the strategic, technical and administrative and financial coordination of subsidiary companies and undertakings, and the financial planning and management thereof, with the implementation of all related transactions.

3.2 - Activities reserved to persons entered in a professional register and activities involving dealings with the public covered by Article 106 of Legislative Decree 385/1993 shall be expressly excluded.

Article 4

4.1 - The duration of the Company shall be until 31 December 2100. Extension of the time limit shall not result in shareholders who do not vote in favour of such resolution having the right of withdrawal.

SHARE CAPITAL – SHARES - BONDS

Article 5

5.1 - The subscribed and fully paid-up share capital shall be equal to Euro 10,673,776,696.55, divided into 13,380,746,060 ordinary shares with a par value of Euro 0.55 each and 6,026,120,661 savings shares with a par value of Euro 0.55 each.

5.2 - In resolutions to increase the share capital by issuing shares for cash, the right of pre-emption may be excluded for up to a maximum of ten per cent of the previously existing capital, provided the issue price corresponds to the market value of the shares and this is confirmed in a report prepared by the firm appointed to audit the accounts.

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5.3 - The Shareholders’ Meeting of 26 May 2003, reiterating, updating and, where necessary, renewing earlier resolutions of the Shareholders’ Meeting and the Board of Directors resolved to increase the share capital by up to a maximum of Euro 624,936,779.50 (at 18 April 2007 Euro 125,771,565.15), by means of the issue of up to a maximum of 1,136,248,690 (at 18 April 2007 228,675,573) ordinary shares with a par value of Euro 0.55 each to be reserved irrevocably and exclusively for the conversion of the “Olivetti 1.5% 2001-2010 convertibile con premio al rimborso” (now Prestito “Telecom Italia 1.5% 2001-2010 convertibile con premio al rimborso”) convertible bonds, on the basis of 0.471553 ordinary shares for each bond presented for conversion.

5.4 - The Shareholders’ Meeting of 26 May 2003 also resolved to increase the share capital by up to a maximum of Euro 183,386,986.75 (at 18 April 2007 Euro 55,307,528.10), by means of the issue of up to a maximum of 333,430,885 (at 18 April 2007 100,559,142) ordinary shares with a par value of Euro 0.55 each, divided into the following outstanding divisible tranches:

1

a tranche of up to a maximum of Euro 37,398,868.65 (at 18 April 2007 Euro 9,712,784.40) for the exercise of the “Piano di Stock Option 2000” stock options, increase to be implemented by 30 July 2008 by means of the issue of up to a maximum of 67,997,943 (at 18 April 2007 17,659,608) shares with a par value of Euro 0.55 each, to be subscribed for at a total price of Euro 13.815 per option held (i.e. at a price of Euro 4.185259 for each newly-issued share);

2

a tranche of up to a maximum of Euro 21,422,652.90 (at 18 April 2007 Euro 16,484,542.80) for the exercise of the “Piano di Stock Option Top 2002” stock options, increase to be implemented by 28 February 2010 by means of the issue of up to a maximum of 38,950,278 (at 18 April 2007 29,971,896) shares with a par value of Euro 0.55 each, to be subscribed for at a total price of Euro 9.203 per option held (i.e. at a price of Euro 2.788052 for each newly-issued share);

3

a tranche of up to a maximum of Euro 50,268,799.90 (at 18 April 2007 Euro 29,110,200.90) for the exercise of the “Piano di Stock Option 2002” stock options, increase to be implemented by 31 March 2008 for the first lot, by 31 March 2009 for the second lot and by 31 March 2010 for the third lot by means of the issue of up to a maximum of 91,397,818 (at 18 April 2007 52,927,638) shares with a par value of Euro 0.55 each, to be subscribed for at a total price for the different options of respectively Euro 9.665, Euro 7.952 and Euro 7.721 per option held (i.e. at a price for the different options of respectively Euro 2.928015 Euro 2.409061 and Euro 2.339080 for each newly-issued share).

5.5 - The Shareholders’ Meeting of 7 April 2005 resolved to increase the share capital by up to a maximum of Euro 38,655,832.60 (at 18 April 2007 Euro 27,304,720.30), by means of the issue of up to a maximum of 70,283,332 (at 18 April 2007 49,644,946) ordinary shares with a par value of Euro 0.55 each, divided into the following outstanding divisible tranches:

1.

a tranche of up to a maximum of Euro 11,705,656.05 (at 18 April 2007 Euro 9,320,515.05) for the exercise of the “2000-2002 Stock-Option Plans” stock options, increase to be implemented by 31 December 2008 by means of the issue of up to 21,283,011 (at 18 April 2007 16,946,391) Telecom Italia ordinary shares with a par value of Euro 0.55 each, to be subscribed for at a total price of Euro 6.42 per option held (i.e. at a price of Euro 3.710983 for each newly-issued share);

2.

a tranche of up to a maximum of Euro 22,150,920 (at 18 April 2007 Euro 16,380,072.50) for the exercise of the “2002-2003 Stock-Option Plans” stock options, increase to be implemented by 31 December 2008 by means of the issue of up to 40,274,400 (at 18 April 2007 29,781,950) Telecom Italia ordinary shares with a par value of Euro 0.55 each, to be subscribed for at a total price of Euro 5.67 per option held (i.e. at a price of Euro 3.277457 for each newly-issued share);

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3.

a tranche of up to a maximum of Euro 3,192,173.05 (at 18 April 2007 Euro 1,604,132.75) for the exercise of the “2003-2005 Stock-Option Plans” stock options, increase to be implemented by 31 December 2008 for the first lot, by 31 December 2009 for the second lot and by 31 December 2010 for the third lot by means of the issue of up to a maximum of 5,803,951 (at 18 April 2007 2,916,605) shares with a par value of Euro 0.55 each, to be subscribed for at a total price of Euro 5.07 per option held (i.e. at a price of Euro 2.930636 for each newly-issued share).

5.6 - For five years starting from 6 May 2004 the Directors may increase the share capital in one or more tranches by up to a maximum total amount of Euro 880,000,000 by means of cash issues of up to a maximum of 1,600,000,000 ordinary shares, all or part of which:

(i)	to be offered with the right of pre-emption to shareholders and holders of convertible bonds; or

(ii)

to be offered for subscription to employees of Telecom Italia S.p.A. or its subsidiaries, with the exclusion of the right of pre-emption, provided such increase in capital does not exceed 1% of the capital attested at the date of the offering, pursuant to the combined effects of Article 2441, last paragraph, of the Civil Code and Article 134(2) of Legislative Decree 58/1998.

5.7 - Resolutions to increase the share capital adopted by the Board of Directors in exercising the powers attributed above shall set the subscription price (including any premium) and a time limit for the subscription of the shares; they may also provide, in the event that the increase approved is not fully subscribed within the time limit established for each issue, for the capital to be increased by an amount equal to the subscriptions received up to such time.

5.8 - The Board of Directors may issue, in one or more tranches and for up to a maximum of five years from 6 May 2004, convertible bonds up to a maximum amount of Euro 880,000,000.

Article 6

6.1 - Savings shares shall have the preferential rights set forth in this Article.

6.2 - The net profit shown in the duly approved annual accounts, less the amount to be allocated to the legal reserve, must be distributed to the savings shares up to five per cent of their par value.

6.3 - The net profit that remains after the allocation to the savings shares of the preferred dividend provided for in the second paragraph, payment of which must be approved by the Shareholders’ Meeting, shall be divided among all the shares in such a way that the dividend per savings share is higher by two per cent of its par value than the dividend per ordinary share.

6.4 - When the dividend paid on savings share in a fiscal year is less than that indicated in the second paragraph, the difference shall go to increase the preferred dividend in the next two fiscal years.

6.5 - In the event of a distribution of reserves, the savings shares have the same rights as the other shares. If the net profit for the year is nil or insufficient to satisfy the property rights referred to in the preceding paragraphs, the Shareholders’ Meeting called to approve the annual accounts may resolve to satisfy the right referred to in the second paragraph and/or the right to the premium referred to in the third paragraph by drawing on the reserves. Payment made by drawing on the reserves shall exclude application of the mechanism for carrying over, to the two following fiscal years, the right to preferred dividends not received through the distribution of profits referred to in the fourth paragraph.

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6.6 - A reduction of the share capital due to losses shall not entail a reduction of the par value of the savings shares, except for the amount of the loss that exceeds the total par value of the other shares.

6.7 - Upon dissolution of the Company, the savings shares shall have priority in the repayment of the capital up to their entire par value.

6.8 - If the Company’s ordinary or savings shares are delisted, holders of savings shares may apply to the Company for their conversion into ordinary shares, in the manner approved by an ad hoc Extraordinary Shareholders’ Meeting called within two months of the delisting.

6.9 - The organization of savings shareholders shall be governed by law and these bylaws. The costs associated with organizing special meetings of savings shareholders and remunerating the common representative shall be borne by the Company.

Article 7

7.1 - The shares shall be indivisible. In the event of joint ownership, the rights of the joint owners shall be exercised by a common representative. Fully paid-up shares may be bearer shares when the law permits. In such case, shareholders may apply for their shares to be converted, at their own expense, into registered shares or vice versa.

7.2 - Vis-à-vis the Company, shareholders shall be deemed to elect domicile for all legal purposes at the domicile indicated in the Shareholders’ Register.

7.3 - The imposition or removal of restrictions on the circulation of shares shall not result in shareholders who do not vote in favour of such resolution having the right of withdrawal.

Article 8

8.1 - The Company may issue bonds and shall establish the terms and conditions of their placement.

8.2 - The costs associated with organizing meetings of bondholders shall be borne by the Company, which, in the absence of a bondholder resolution in the form prescribed by law, shall also bear the cost of the common representatives up to the maximum amount set by the Board of Directors for each issue, taking account of its size.

BOARD OF DIRECTORS

Article 9

9.1 - The Company shall be managed by a Board of Directors consisting of not less than seven and not more than twenty-three members. The Shareholders’ Meeting shall establish the number of members of the Board of Directors, which shall remain unchanged until a different number is established.

9.2 - The Board of Directors shall be appointed on the basis of slates presented by shareholders pursuant to the following paragraphs or by the outgoing Board of Directors, on which the candidates shall be listed by serial number.

9.3 - When the Board of Directors presents its own slate, it shall be filed at the registered office of the Company and published in at least one Italian daily newspaper with national circulation, at least twenty days prior to the date set for the Shareholders’ Meeting on the first call.

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9.4 - The slates presented by shareholders shall be filed at the registered office of the Company and published at the expense of the shareholders in the manner indicated in the preceding paragraph at least fifteen days prior to the date set for the Shareholders’ Meeting on the first call.

9.5 - Each shareholder may present or participate in the presentation of only one slate and each candidate may appear on only one slate on pain of ineligibility.

9.6 - Only shareholders who alone or together with other shareholders hold a total number of shares representing at least 1% (or less, according to Consob regulations) of the share capital entitled to vote at the Ordinary Shareholders’ Meeting may submit slates, subject to their proving ownership of the number of shares needed for the presentation of slates at least two days prior to the date set for the Shareholders’ Meeting at the first call on pain of nullity.

9.7 - Together with each slate, and within the respective time limits specified above, it is necessary to file individual candidates’ acceptances of their candidacy and declarations in which they attest, on their own responsibility, that there are no grounds for ineligibility or incompatibility, and that they meet any requirements prescribed for the positions in question as well as any other piece of information requested by applicable law or regulation or the bylaws. Together with the declarations, a curriculum vitae shall be filed for each candidate setting out their main personal and professional data with an indication of the positions held in management and control bodies of other companies and of the grounds for their qualifying as independent in accordance with the criteria established by law and the Company. Any changes that occur up to the day the Shareholders’ Meeting is held must be promptly notified to the Company.

9.8 - Each person entitled to vote may vote for only one slate.

9.9 - The Board of Directors shall be elected as specified below:

a)

four fifths of the directors to be elected shall be chosen from the slate that obtains the majority of the votes cast by the shareholders, in the order in which they are listed on the slate; in the event of a fractional number, it shall be rounded down to the nearest whole number;

b)

the remaining directors shall be taken from the other slates; to that end, the votes obtained by the various slates shall be divided successively by whole numbers from one up to the number of directors to be chosen. The quotients thus obtained shall be assigned to the candidates on each slate in the order specified thereon. On the basis of the quotients assigned, the candidates on the various slates shall be arranged in a single decreasing ranking. Those who have obtained the highest quotients shall be elected.

If more than one candidate obtains the same quotient, the candidate from the slate that has not yet elected any director or that has elected the smallest number of directors shall be elected.

If none of such slates has yet elected a director or all of them have elected the same number of directors, the candidate from the slate that obtained the largest number of votes shall be elected. If the different slates have received the same number of votes and their candidates have been assigned the same quotients, a new vote shall be held by the entire Shareholders’ Meeting and the candidate obtaining the simple majority of the votes shall be elected.

9.10 - In appointing directors who for any reason have not been appointed pursuant to the procedure specified above, the Shareholders’ Meeting shall vote on the basis of the majorities required by law.

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9.11 - If in the course of the fiscal year one or more vacancies occur on the Board, the procedure specified in Article 2386 of the Civil Code shall be followed.

9.12 - Should a majority of the seats on the Board of Directors become vacant for any cause or reason, the remaining directors shall be deemed to have resigned and they shall cease to hold office from the time the Board of Directors has been reconstituted by persons appointed by the Shareholders’ Meeting.

Article 10

10.1 - The Board of Directors shall elect a Chairman from among its member — if the Shareholders’ Meeting has not already done so — and may also appoint one or more Deputy Chairmen.

10.2 - If the Chairman is absent or unable to act, the senior Deputy Chairman by age, if appointed, shall take his/her place or, in the absence of a Deputy Chairman, the most senior director by age.

10.3 - The Board of Directors may elect a Secretary who need not be a director.

Article 11

11.1 - The Chairman or his/her substitute shall call meetings of the Board of Directors at the Company’s registered office or elsewhere, on his/her own initiative and whenever he/she receives a written request to do so from at least one fifth of the directors holding office or from the members of the Board of Auditors. The Chairman shall give advance notice of the matters to be discussed in Board meetings and arrange for adequate information on the questions to be examined to be provided to all the Directors, taking account of the circumstances of each case.

11.2 - Meetings shall be called, using suitable means in relation to the notice to be given, normally at least five days prior to the date thereof, except in urgent cases, when at least twelve hours’ notice must in any case be given.

11.3 - Notice shall be given to the Board of Auditors within the same time limits.

11.4 - Participation in Board meetings may – if the Chairman or his/her substitute verifies the necessity – be by means of telecommunication techniques that permit participation in the discussion and informational equality for all those taking part.

Article 12

12.1 - The Board of Directors shall be responsible for running the Company, since all matters not expressly reserved to the Shareholders’ Meeting by law or these bylaws are within its jurisdiction.

12.2 - Within the limits established by law, the Board of Directors shall be entrusted with deciding on the merger into Telecom Italia and the spin-off in favour of Telecom Italia of companies of which Telecom Italia owns at least 90% of the shares or capital parts, the reduction of the share capital in the event of the withdrawal of shareholders, the revision of the bylaws to conform with statutory provisions, the relocation of the Company’s registered office within Italy, and the opening and closing of secondary offices.

Article 13

13.1 - To implement its own resolutions and manage the Company, the Board of Directors, subject to the limits provided for by law, may:

-	create an Executive Committee, establishing its powers and the number of members;

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-	delegate suitable powers, establishing the limits thereof, to one or more directors, possibly with the title of Chief Executive Officer;

-	appoint one or more General Managers, establishing their powers and duties;

-	appoint attorneys, who may be members of the Board of Directors, for specific transactions and for a limited period of time.

13.2 - The Board of Directors may set up committees from among its members charged with giving advice and making proposals and shall establish their powers and duties.

13.3 - The Board of Directors shall appoint the manager responsible for preparing the Company’s financial reports after consulting the Board of Auditors. Unless revoked for good cause after consulting the Board of Auditors, the appointment shall terminate together with that of the Board of Directors that made it.

13.4 - The manager responsible for preparing the Company’s financial reports must be an expert in the fields of administration, finance and control and satisfy the integrity requirements established for directors. Subsequent failure to satisfy these requirements shall entail disqualification from the position, which must be announced by the Board of Directors within thirty days of its learning of the failure.

Article 14

14.1 - Persons with delegated powers shall report to the Board of Directors and the Board of Auditors on the activities carried out, the general results of operations and their foreseeable development, and the transactions of greatest economic, financial or balance sheet significance concluded by the Company or its subsidiaries; in particular, they shall report on transactions in which they have an interest, directly or on behalf of third parties, or that are influenced by the person, if any, who performs the activity of direction and coordination. Such reports shall be made promptly, and at least once in each quarter, in meetings or in writing.

14.2 - In accordance with the times and procedures for disclosing information to the market, the representative of the holders of savings shares must be informed by the Board of Directors or the persons delegated to that end of any corporate events that might affect the price of the shares of that class.

Article 15

15.1 - The representation of the Company vis-à-vis third parties and in legal proceedings shall pertain to the Chairman or if he/she is absent or unable to act, the Deputy Chairman, if one is appointed; it shall also pertain severally to each of the Chief Executive Officers.

Article 16

16.1 - The directors shall be entitled to the reimbursement of expenses incurred in the performance of their duties. The Ordinary Shareholders’ Meeting shall also decide the annual remuneration payable to the Board of Directors. Once fixed, this remuneration shall remain unchanged until a different amount is established.

BOARD OF AUDITORS

Article 17

17.1 - The Board of Auditors shall consist of five auditors. The Shareholders’ Meeting shall also appoint two alternates.

17.2 - For the purposes of Articles 1(2)(b) and 1(2)(c) of the regulation referred to in Justice Minister Decree 162/2000, the following sectors of activity and matters shall be

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considered closely linked to those of the Company: telecommunications, information technology, online systems, electronics and multimedia technology, and matters related to private and administrative law, economics and business administration.

17.3 - The appointment of the Board of Auditors shall be based on slates presented by shareholders, filed at the Company’s registered office and published at the expense of the shareholders who present them in at least one daily newspaper with national circulation at least fifteen days prior to the date set for the Shareholders’ Meeting on the first call.

17.4 - Each shareholder may present or participate in the presentation of only one slate and each candidate may appear on only one slate on pain of ineligibility.

17.5 - Only shareholders who alone or together with other shareholders hold a total number of shares representing at least 1% (or less, according to Consob regulations for the appointment of the Board of Directors) of the voting share capital, may submit slates, subject to their proving ownership of the number of shares needed for the presentation of slates at least two days prior to the date set for the Shareholders’ Meeting at the first call on pain of nullity.

17.6 - Together with each slate, it is necessary to file individual candidates’ acceptances of their candidacy and declarations in which they attest, on their own responsibility, that there are no grounds for ineligibility or incompatibility, and that they meet the requirements as well as any other piece of information requested by applicable law or regulation or the bylaws.

17.7 - Together with the declarations, a curriculum vitae for each candidate shall be filed setting out their main personal and professional data with an indication of the positions held in management and control bodies of other companies. Any changes that occur up to the day the Shareholders’ Meeting is held must be notified to the Company.

17.8 - The slates shall be divided into two sections: one for candidates to the position of auditor and the other for candidates to the position of alternate. The first candidate in each section shall be selected from among persons entered in the register of auditors who have worked on statutory audits for a period of not less than three years.

17.9 - Each person entitled to vote may vote for only one slate.

17.10 - The Board of Auditors shall be elected as specified below:

a)	from the slate that obtains the majority of the votes cast by the shareholders (the Majority Slate) one alternate and three auditors shall be chosen in the order in which they are listed on the slate;

b)	two auditors shall be chosen from the other slates (the Minority Slates);

To this end the votes obtained by the various slates shall be divided first by one and then by two. The quotients thus obtained shall be assigned to the candidate auditors on each slate in the order specified thereon. On the basis of the quotients assigned, the candidates on the various slates shall be arranged in a single decreasing ranking and those who have obtained the highest quotients shall be elected.

If more than one candidate obtains the same quotient, the candidate from the slate that has not yet elected an auditor shall be elected or, subordinately, there shall be a tiebreaker vote by the entire Shareholders’ Meeting and the candidate who obtains the simple majority of the votes shall be elected.

c)	one alternate auditor shall be chosen from the Minority Slate that obtained the largest number of votes.

In the event of a tie, there shall be a tiebreaker vote by the entire Shareholders’ Meeting and the candidate who obtains the simple majority of the votes shall be elected.

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17.11 - The Shareholders’ Meeting shall appoint the Chairman of the Board of Auditors from among the auditors elected from Minority Slates.

17.12 - In appointing auditors who for any reason have not been appointed pursuant to the procedure specified above, the Shareholders’ Meeting shall vote on the basis of the majorities required by law.

17.13 - In the event of the termination of the appointment of an auditor chosen from the Majority Slate or one of the Minority Slates, the alternate chosen respectively from the Majority Slate or the Minority Slates shall take his/her place. Appointments to fill vacancies on the Board of Auditors pursuant to Article 2401 of the Civil Code shall be made by the Shareholders’ Meeting on the basis of the majorities required by law.

17.14 - After notifying the Chairman of the Board of Directors, the Board of Auditors, may call, as provided for by law, a Shareholders’ Meeting or a meeting of the Board of Directors or the Executive Committee. This power to call meetings may be exercised individually by each auditor, except for the power to call a Shareholders’ Meeting, which must be exercised by at least two auditors.

17.15 - Participation in the meetings of the Board of Auditors may – if the Chairman verifies the necessity – be by means of telecommunication techniques that permit participation in the discussion and informational equality for all those taking part.

17.16 - If the Chairman is absent or unable to act, the other auditor elected from the Minority Slates shall take his/her place.

SHAREHOLDERS’ MEETING

Article 18

18.1 - An Ordinary Shareholders’ Meeting must be called within 120 days or, where special circumstances make this necessary, within 180 days of the end of the fiscal year; if the meeting is called within 180 days, the Directors shall give the reasons for the delay in the report on operations included in the annual report.

18.2 - An Extraordinary Shareholders’ Meeting shall be called whenever it is deemed desirable by the Board of Directors and when it is required in accordance with the law. If the quorum is not reached at the second call, there may be a third call.

18.3 - Special meetings of savings shareholders shall be called by the common representative of the savings shareholders or by the Company’s Board of Directors whenever they deem this to be desirable or when requested in accordance with the law.

18.4 - Requests by shareholders to add items to the agenda of a Shareholders’ Meeting in accordance with the law must be accompanied by a report, to be filed at the Company’s registered office in time to be made available to shareholders at least 10 days prior to the date set for the meeting on the first call.

18.5 - Ordinary and Extraordinary Shareholders’ Meetings and special meetings of savings shareholders may be held in a place other than the registered office, provided it is in Italy.

Article 19

19.1 - Shareholders are entitled to attend a Shareholders’ Meeting when the Company has received the documentation for them pursuant to Article 2370, second paragraph of the Civil Code, at least two days prior to the date set for each meeting.

19.2 - Ordinary shareholders may exercise their right to vote by mail in accordance with the applicable law.

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19.3 - Every shareholder entitled to attend may be represented at the Shareholders’ Meeting by giving a proxy to an individual or legal entity, subject to the restrictions established by law.

19.4 - In order to facilitate the collection of proxies among employees of the Company or its subsidiaries who hold ordinary shares of the Company and belong to shareholder associations satisfying the requirements established by law, special areas shall be made available in accordance with the procedures and time limits established by the Board of Directors either directly or through its agents where information can be provided and proxy forms collected.

Article 20

20.1 - The Chairman of the Board of Directors or his/her substitute shall chair Ordinary and Extraordinary Shareholders’ Meeting and govern its proceedings; the same function shall be performed by the common representative in special meetings of savings shareholders. In the absence respectively of the Chairman of the Board of Directors (and his/her substitute) and of the common representative, the meeting shall be chaired by the person elected with the favourable vote of the majority of the capital represented at the meeting.

20.2 - The Chairman of the meeting shall, amongst other things, verify its regularity, ascertain the identity and right to attend of those present, direct the business, including by establishing a different order for the discussion of the items indicated in the notice convening the meeting. The Chairman shall take appropriate measures to ensure the orderly conduct of the discussion and polls; he shall establish how each poll is to be conducted and verify the results; he may choose two or more scrutineers from among those present.

20.3 - The Secretary shall be appointed with the favourable vote of the majority of the capital represented at the meeting and a person who is not a shareholder may be selected.

20.4 - Shareholders’ meetings shall be governed by the law, these bylaws and, exclusively for Ordinary an Extraordinary Shareholders’ Meetings, the Rules of Proceeding approved by the Ordinary Shareholders’ Meeting.

FISCAL YEAR - DIVIDENDS

Article 21

21.1 - The fiscal year shall end on December 31 of each year.

21.2 - From the net profit reported in the annual accounts, 5% shall be allocated to the legal reserve until this reaches an amount equal to one-fifth of the share capital.

21.3 - The remainder shall be used to pay the dividend determined by the Shareholders’ Meeting, and for such other purposes as the Shareholders’ Meeting deems most appropriate or necessary.

21.4 - During the course of the fiscal year, the Board of Directors may distribute interim dividends to the shareholders.

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SPECIAL POWERS

Article 22

22.1 - Pursuant to Article 2(1) of Decree Law 332/1994, ratified with amendments by Law 474/1994, as replaced by Article 4(227) of Law 350/2003, the Minister for the Economy and Finance, in agreement with the Minister for Productive Activities, shall have the following special powers:

a)

to oppose the acquisition by parties subject to the limitations on share ownership referred to in Article 3 of Decree Law 332/1994, ratified with amendments by Law 474/1994, of major holdings, taken to mean holdings that, as specified by Treasury Minister Decree of 24 March 1997, are equal to at least 3% of the share capital represented by shares with a right to vote in ordinary shareholder’s meetings. The objection must be made within ten days of the date of the communication that the directors must send at the time of the application for entry in the shareholders’ register if the Minister deems that the transaction is prejudicial to the vital interests of the state. During the interval for the exercise of the right of objection the voting rights and any rights other than the property rights attaching to the shares that represent the major holding shall be suspended. In the event of the exercise of the right of objection, by means of a measure giving the reasons in relation to the actual prejudice caused by the transaction to the vital interests of the state, the transferee may not exercise the voting rights or any rights other than the property rights attaching to the shares that represent the major holding and must sell the shares within one year. If this is not done, the Court, at the request of the Minister for the Economy and Finance, shall order the sale of the shares representing the major holding pursuant to the procedures established in Article 2359-ter of the Civil Code. The objection may be appealed within sixty days by the transferee before the Lazio Regional Administrative Court;

b)

to veto, giving the reasons in relation to the actual prejudice caused to the vital interests of the state, the adoption of resolutions to dissolve the Company, transfer the business, merge or divide the Company, transfer the registered office outside Italy, change the corporate object, or amend these bylaws with a view to eliminating or modifying the powers specified in this article. The veto may be appealed within sixty days by the transferee before the Lazio Regional Administrative Court.

22.2 - The right of objection referred to in subparagraph a) may be exercised with reference to the cases specified in Article 4(228) of Law 350/2003. The special powers referred to in subparagraphs a) and b) shall be exercised in conformity with the criteria established by the decree issued by the President of the Council of Ministers on 10 June 2004.

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